Filed with the Commission on January 18, 2006
                                                           333-_________________

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                     --------------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED
             ------------------------------------------------------
                        CHINA DIRECT TRADING CORPORATION
             (Exact name of registrant as specified in its charter)
FLORIDA                                                               84-1047159
(State or other jurisdiction                           (I.R.S. Employer ID. No.)
of incorporation or organization)

                          10400 Griffin Road, Suite 109
                           Cooper City, Florida 33328
                            Telephone: (954) 252-3440
                    (Address of Principal Executive Offices)

                    2005 Consultants and Legal Services Plan
                              (Full Title of Plan)

              Howard Ullman, Chief Executive Officer and President
                        China Direct Trading Corporation
                          10400 Griffin Road, Suite 109
                           Cooper City, Florida 33328
                            Telephone: (954) 252-3440
                (Name, Address and Telephone Number of Agent for
                               Service of Process)

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
Title of                        Proposed               Maximum             Proposed
Securities to               Amount to be        Offering Price       Aggregate                        Maximum
be Registered             Registered (1)(3)       Per Share(2)         Offering Price(2)            Amount of
Fee(2)
--------------------------------------------------------------------------------------------------------------
Common Stock,              2,200,000        $ 0.025              $55,000                                 $6.96
$0.0001 par value
--------------------------------------------------------------------------------------------------------------

(1) The shares registered under this Registration Statement are to be issued for consulting or legal services rendered to the Issuer under a written consulting or legal services agreement for professional services by consultants or lawyers. The Company typically uses or requires certain standard terms and conditions in each agreement with consultants or other professional advisors. Each agreement is one (1) year or less in duration. The consulting agreement or retainer agreement may be renewed only by the mutual written agreement of the Company and professional advisor. The Company or the consultant or lawyer may terminate the services agreement at any time by written notice to the other party. The consulting agreement or retainer agreement qualifies as an Employee Benefit Plan as defined under Rule 405 of Regulation C.
(2) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457. On January 18, 2006, the fair market value of the
Company's common stock, determined from its closing price on the Over-the-Counter Bulletin Board was $0.025 per share. On this basis, the maximum aggregate offering price for the shares being registered hereunder is $55,000 and this is the basis for computing the filing fee in accordance with Rule 457(h) and at a rate of the aggregate offering price multiplied by .0001267. (3) A separate prospectus covering resales of shares of Company common stock issued under the Plan is included in this Registration Statement immediately after this Prospectus.
--------------------------------------------------------------------------------

                                EXPLANATORY NOTES

         China Direct Trading Corporation (the "Company" or "CHDT") has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register shares of our common stock, par value $0.0001 per share, issuable under our 2005 Consultants and Legal Services Plan, which we refer to as the "Plan".
           This Form S-8 includes a re-offer prospectus. The re-offer prospectus may be utilized for re-offers and resales of shares of our common stock acquired pursuant to the Plan and consulting agreements, by selling stockholders who received stock prior to or with the filing of this registration statement.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

            We will provide  documents  containing the information  specified in
Part I of this Registration Statement on Form S-8 to persons eligible to participate in the Plan as specified by Rule 428(b)(1) under the Securities Act. We will file prospectuses and prospectus supplements to this registration statement pursuant to and as required by Rule 424 under the Securities Act. PROSPECTUS

                        CHINA DIRECT TRADING CORPORATION
                        2,200,000 SHARES OF COMMON STOCK
                      TO BE OFFERED BY SELLING SHAREHOLDERS

              ANY INVESTMENT IN OUR COMMON STOCK IS "HIGHLY RISKY"
        AND SHOULD ONLY BE CONSIDERED BY INVESTORS WHO CAN AFFORD TO LOSE
                   THEIR ENTIRE INVESTMENT IN THE COMMON STOCK

     This prospectus covers the resale of up to 2,200,000 shares of Common Stock, $0.0001 par value per share, of China Direct Trading Corporation that have been issued to certain consultants and outside legal counsel (named below under "Selling Shareholders") (the "Selling Shareholders") pursuant to the 2005 Consultants and Legal Services Plan ("Plan").

     The Selling Shareholders may sell all or a portion of their shares of Company Common Stock, $0.0001 par value per share, from time to time in negotiated transactions, brokers' transactions or a combination of such methods of sale at prevailing market prices, or at negotiated prices. See "Plan of Distribution." We will not receive any proceeds from sale of the shares by the Selling Shareholder.

     The Company's stock is quoted on the Over-the-Counter Bulletin Bard under the symbol "CHDT.OB." On January 18, 2006, the last reported sale price (Bid) was $0.025 per share. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 11 below.

           THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES
       REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR
           DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS JANUARY 18, 2006

                                    GLOSSARY


         References to "China" refer to the Peoples' Republic of China, its provinces and territories, various ministries, agencies, and commissions. References to the "Far East" refer to the nations of Eastern Asia, including Southeast Asia and South Asia, primarily China, India, South Korea, Thailand, Philippines, and Japan.

     References to "Common Stock" are to the Common Stock, $0.0001 par value, of China Direct Trading Corporation.

     References to "Company", "China Direct", "CHDT", "Company", "we", and "our" are to China Direct Trading Corporation, and include, unless the context requires or indicates otherwise, the operations of its subsidiaries.

     References to "CBQ" are to CBQ, Inc., the name of China Direct Trading Corporation's predecessor and include, unless the context requires otherwise, the operations of its subsidiaries

    References to the "Plan" mean the Company's 2005 Consultants and Legal Services Plan, as adopted by a majority of the Company's voting power by a written consents on April 28, 2005.

     References to "SDI" are to Souvenir Direct, Inc., a Florida corporation that is a wholly owned subsidiary of China Direct Trading Corporation.

     References to "Selling Shareholders" shall mean the persons or companies selling shares of Common Stock that were issued under the 2005 Consultants and Legal Services Plan.

     References to "China Pathfinder Fund" are to China Pathfinder Funds, LLC, a Florida limited liability company organized in February 2004 by China Direct Trading Corporation.

     A reference to the "SEC" or the "Commission" means the U.S. Securities and Exchange Commission.


                           FORWARD LOOKING STATEMENTS


     Except for historical and current information, all the information in this prospectus is considered to be "forward looking" statements. Specifically, all statements (other than statements of historical and current information) regarding financial and business strategy and the performance objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to them. These statements involve known risks such as lack of capital to fully support our business or any expansion of our business; the risks inherent in any effort to expand product lines to products that the Company may have no prior experience in selling; the reliance of the Company on funding expansion from sales of its "penny stock" securities; the impact of terrorism, global conflict or political or trade tensions between the United States and China on trade and commercial relationships between those nations and our business, which relies on open trade between United States and China; the continued ability of China to support its growing manufacturing industries, which produce most of our products; the threat of our North American clients developing direct commercial relationships with Chinese or other manufacturers, which might result in the loss of or reduction of business to the Company from those clients; general economic conditions in the United States and China; the need to develop new products to remain competitive in the souvenir, promotional and gift industry; and other risk factors are set forth in our current and future filings with the Commission.

     When we use the words "anticipate," "believe," "estimate," "expect," "may," "will," "should," "continue," "intend" and similar words or phrases, we are identifying forward-looking statements (also known as "cautionary statements" because you should be cautious in evaluating such statements in the context of all the information in this prospectus). These statements reflect our current views with respect to future events. However, the merit or validity of current views is subject to the realization in fact of assumptions we have made. What we now think will happen may turn out much different, and our assumptions may prove to have been inaccurate or incomplete.

     The investment risks discussed under "Risk Factors" specifically address the material factors that may influence future operating results and financial performance. The investment risks are not "boiler plate" and they are intended to tell you about the uncertainties and risks inherent in our business at the present time which you need to evaluate carefully before making an investment decision. Additional Risk Factors may arise, which Risk Factors may be described in the Company's current and future filings with the Commission.


                               RECENT DEVELOPMENTS

            On September 28, 2005, the Company relocated its principal executive offices from 12535 Orange Drive, Suite 613, Davie, Florida 33330, to 10400 Griffin Road, Suite 109, Cooper City, Florida 33328.

         On or about September 30, 2005, the Company entered into a marketing and sales agreement ("Agreement") with Xiangtan Electric Import & Export Co., Ltd., (XEI), a Chinese company and an export-import distributor for Xiangtan Electrical Manufacturing Co., Ltd. (XEIM), a Chinese manufacturer of small and medium sized electrical generators, whereby the Company will have a one-year exclusive marketing and sales arrangement for XEIM's 50 Kilo Watt diesel, gasoline, kerosene, natural gas and LPG electrical generators (collectively, the "products") in the United States. There are no orders for the products as of the date of this Report.

         The Company must attain $3 million in annual U.S. sales of the products in order to maintain its exclusive arrangement past year one of the Agreement.

If the Company fails to reach that sales goal, then XEI may cancel the exclusivity enjoyed by the Company during the first year of the Agreement for the United States market and use other companies to market the products. Since the approval of Underwriters Laboratories, Inc. of "UL" is required by many distributors, local governments, and other possible U.S. buyers for the products, XEI is currently seeking UL approval for the products. While the Company is not aware of any reason why the products would not be eligible for UL approval, the lack of UL approval for the products would substantially reduce, if not effectively eliminate, the potential market for the products in the United States. There can be no assurances that XEI or XEIM will obtain UL-approval for the products.

         On September 27, 2005, the Company entered into an exclusive marketing agreement for selling LPG generators in the U.S. ("Yiwu Agreement") with Yiwu Generating Equipment Co., Ltd. ("Yiwu"), a Chinese manufacturer of generators and a subsidiary of Zhejiang YiWu Huafeng Industry (Multinational) Co., Ltd., which is a large, ISO 9001 certified, industrial Chinese conglomerate. China Direct has exclusive marketing rights for Yiwu's LPG-fueled electrical generators in the United States for one year. China Direct must sell US$3 million a year of the generators to maintain its exclusivity for Yiwu LPG-generators in the United States market. The Yiwu Agreement runs from October 1, 2005 till September 30, 2006. Yiwu is one of the sources of generators that China Direct intends to use as a source for any US generator orders. Yiwu is seeking UL approval of its generators and China Direct is assisting in this process.

         As is the case with any marketing agreement, there can be no assurances that the Agreement or the relationship will result in any sales of LPG-fueled or other Yiwu generators in the United States by China Direct Based on current marketing feedback from potential customers or distributors of generators, China Direct believes that there is strong demand for generators to temporarily restore power to, and to power the heavy equipment needed to repair, recent damage in the Gulf Coast region of the U.S. The market for generators in that market is extremely competitive and China Direct is competing against many larger companies with considerable greater marketing and sales resources and with established market brand names and established customer bases and distribution networks in Gulf Coast. China Direct believes that its market opportunity may be a short-term period where demand for generators exceeds available domestic supplies and there will be a resulting demand for foreign generators. China Direct does not have sufficient information as of the date of this Report Prospectus to verify the accuracy of its assumption about the existence of this short-term marketing and sales opportunity for Chinese-made generators. Even if this marketing and sales opportunity does exist, one possible obstacle to the sale of Chinese-made generators in the United States is that many local building codes or ordinances require UL-approval, and many distributors require UL-approval for generators, which Chinese-made generators typically lack because UL-approval is not required in their traditional Asian markets for generators. China Direct believes that obtaining UL-approval for Yiwu generators in short order is critical to the prospects of selling Yiwu generators in the U.S.

         "UL" is a registered trade mark of Underwriters Laboratories, Inc.

         On September 21, 2005, the Company entered into an exclusive agency and distribution agreement (the "CPS Agreement") with Complete Power Solutions, LLC ("CPS"), a Florida limited liability company with its principal place of business at 4100 North Powerline Road, Building G, Unit 3, Pompano Beach, Florida 33073. Under the CPS Agreement, China Direct will provide up to 600 UL-approved Chinese-manufactured electrical generators to CPS from time to time and as requested by CPS. CPS will resell the electrical generators to retail operations as well as end users like businesses or governmental entities in North America.

         On September 23, 2005, China Direct received a purchase order from CPS for delivery of up to 600 gasoline fueled, Chinese-manufactured electrical generators over the next 12 months. CPS has placed its initial order under that purchase order on September 23, 2005, for 100 generators, which generators must be UL approved under the terms of the CPS Agreement before shipment and purchase. Until UL approval is obtained, the initial order for 100 generators cannot be shipped. Such approval has been requested by the Chinese manufacturer. UL approval may take 2 to 4 months, or more, to obtain. While China Direct does not know of any reason why UL approval will not be obtained, there can be no assurances that the generators will be UL approved. The average purchase price of generators covered by CPS commitment ranges from $5,000 to $8,000 per generator.

         The Company entered into a Share Purchase Agreement ("BHOA Agreement"), dated as of April 26, 2005, with Beijng Huawei Ouya Architectural Decoration and Engineering Co., Ltd. ("BHOA"), a limited company organized and existing under the laws of China located at Lai Guang Ying Village, Lai Guang Ying County, Chao Yang District, PRC. Under the Agreement, the Company was to purchase 40% of the issued and outstanding shares of BHOA (the "Shares") for $5,000,000 cash plus the issuance of a numbers of shares of Common tock based on a current valuation of BHOA. The Company received an auditors' report on BHOA in late May 2005. Based on the Company's analysis of the auditors' report, the current valuation of BHOA did not support the issuance of 30 million shares of Common Stock to BHOA's shareholders as part of the purchase of the Shares. The Company and BHOA unsuccessfully attempted to negotiate an adjustment on the stock-portion of the consideration to be paid for the Shares.

         On July 20, 2005, the Company announced the termination of this agreement because BHOA failed to satisfy one of the conditions to consummation of the acquisition. The termination was with the mutual consent of the Company and BHOA. The condition in question was that there would be no material change in the financial condition of BHOA from the date of the March 18, 2005 agreement and the date of an independent audit. The audit showed that BHOA had substantially less cash assets as of the date of the audit than on the date of the agreement. Most of the cash had apparently been distributed as loans or compensation.

         On January 18, 2006, BHOA shareholders surrendered the 30 million shares of Stock issued to them under the BHOA Agreement for cancellation. These 30 million shares should be cancelled on January 19, 2006, which cancellation shall reduce our issued and outstanding shares of Common Stock by 30 million.

                       REPRESENTATIONS ABOUT THIS OFFERING

            We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell nor does it seek an offer to buy the shares in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus (or any supplement), regardless of when it is delivered or when any shares are sold.

                     WHERE TO FIND MORE INFORMATION ABOUT US

            Our common stock is registered with the Commission under section 12(g) of the Securities Exchange Act of 1934 (the "1934 Act"). Under the 1934 Act, we file with the Commission periodic reports on Forms 10-KSB, 10-QSB and 8-K, and proxy statements, and our officers and directors file reports of stock ownership on Forms 3, 4 and 5. These filings also may be viewed and downloaded from the Commission's Internet website. Also, we will provide copies of these documents and any exhibits to them, without charge to prospective investors upon request addressed to China Direct Trading Corporation, 10400 Griffin Road, Suite 109, Cooper City, Florida 33328, Attention: Howard Ullman, Chief Executive Officer and President. We refer you to this registration statement and exhibits which may be inspected and copied at the Public Reference Department of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. You can contact the Commission's Public Reference Department at (800) SEC-0330. The registration statement and exhibits also are available for viewing at and downloading from the Commission's Internet Website (http://www.sec.gov); go to "Search for Company Filings" and then enter the Company's names in the appropriate box.



                                TABLE OF CONTENTS
                                                                       PAGE NO.

Glossary.....................................................................3
Forward Looking Statements ..................................................4
Recent Developments .........................................................4
Representations about this Offering .........................................6
Where You Can Find Information about the
Company......................................................................7
The Company and Business.....................................................8
Properties
..............................................................................10
Prospectus Summary...........................................................11
Risk Factors
..............................................................................11
Risk Factors Involving This Offering. .......................................12
Financing Transactions.......................................................19
Use of
Proceeds.....................................................................20
Market for Common Stock and Related Shareholder Matters......................21
Management's Discussion and Analysis of
Financial Condition and Results of Operations................................21
Management...................................................................24
     Directors and
Officers.....................................................................24
     Executive Compensation............................... ..................27
     Agreements with Consultants  ........................ ..................30
Security Ownership of Certain Beneficial Owners and
Management...................................................................31
Certain Relationships and Related Transactions...............................33
Selling
Shareholders.................................................................33
Plan of
Distribution.................................................................34
Dilution of Existing Shareholders............................................36
Description of Securities....................................................36
Disclosure of Commission Position on
Indemnification for Securities Act Liabilities...............................37
Legal
Proceedings..................................................................40
Interest of Certain Named Experts and Counsel    ............................40
Legal
Matters......................................................................40

                            THE COMPANY AND BUSINESS

     We are a public holding company that conducts business through two wholly-owned operating subsidiaries: Souvenir Direct, Inc. ("SDI"), a Florida corporation that we acquired on December 1, 2003, in a stock-for-stock exchange and China Pathfinder Fund, LLC ("CPF"), a Florida limited liability company, that we formed in February 2004. SDI is the sole source of operating revenues as of the date of this Prospectus. CPF has not generated any significant revenues to date. The Company had no operations for most of calendar year 2003 due to the closing of its computer value added reseller operations and system development operations in 2001 and 2002. CPF is in the process of changing its name to Overseas Building Supply, LLC ("OBS").

     BUSINESS. SDI was incorporated on September 9, 2002 under the laws of the State of Florida. Howard Ullman is the founder and has been the Chief Executive Officer, President and Chairman of the Board of SDI from its inception to date. SDI is a trading company that sells souvenir, promotional and gift items that are mostly made in China for the Company. The Company markets these products through a hardcopy catalog, distributors, contract marketing firms, the Internet and trade shows. Most of SDI's customers are theme park companies, other distributors and retailers in North America. SDI sells products through another company to Wal-Mart Stores, Inc., the largest retailer in the world. A typical SDI product would be a metal keychain with the customer's logo or trademark. SDI is exploring diversifying its product line by selling items like poker products with client logos or trade names. Such efforts have not produced any significant revenues to date.

      CPF is a start-up company organized on February 25, 2004 by the Company and engaged in the business of trying to commercially exploit the experience and business contacts of our officers and directors in U.S.-Chinese trade and commercial relationships. CPF's focus is on helping U.S. or Chinese companies as a consultant or agent to establish businesses or commercial relationships in China or the U.S.; to find funding sources in the U.S. or China; to find merger or acquisition candidates in the U.S. or China for customers; and to provide general advice to customers trying to do or doing business in China or the U.S. CPF relies on the services of Howard Ullman, Chief Executive Officer and President of the Company and SDI; Company consultant Cora Wong: director Jeffrey Postal; Bart Fisher, a shareholder of the company and a former officer and director of the company; and Susan Xu, a director of the Company. Until CPF generates enough regular gross revenues, these individuals will only receive compensation from CPF revenues that they each generate through providing consulting and other services to CPF customers or from fees paid for consummated mergers, acquisitions, asset sales, funding or financing transactions or similar transactions that they introduce and/or help close for CPF customers. CPF has only generated minimal consulting revenues of $5,000 to date from a single customer - a company seeking to manufacture diapers in China.

         HISTORY. We started as a "blank check" company, that is a company that went public without a business other than to use the proceeds from the initial public offering to attempt to acquire existing businesses. China Direct Trading Corporation (formerly "CBQ, Inc."), a Florida corporation, was initially incorporated September 18, 1986 in the State of Delaware under the name "Yorkshire Leveraged Group, Incorporated", and then changed its situs to Colorado in 1989 by merging into a Colorado corporation, named "Freedom Funding, Inc.". Freedom Funding, Inc. then changed its name to "CBQ, Inc." by amendment of its Articles of Incorporation on November 25, 1998.

            On November 19, 1998, we entered into a reorganization agreement ("Reorganization Agreement") with CyberQuest, Inc., a Colorado corporation

("CyberQuest"), and the shareholders of CyberQuest pursuant to which the Company acquired all of the outstanding proprietary interest of CyberQuest in a stock-for-stock exchange which resulted in CyberQuest becoming a wholly owned subsidiary of the Company and the shareholders of CyberQuest acquiring control of the Company through their stock ownership. The Reorganization Agreement called for the immediate change of the name of the Company to "CBQ, Inc.", and the immediate effectuation of a reverse one for four (1:4) common share split. The Company completed this process during December, 1998.

            With the acquisition of Cyberquest and the acquisition of three other private companies in 1999, the Company, through its operating subsidiaries, started business operations in the customized software development for businesses industry, or "system development" business, and in the resale of value-added third-party computer hardware and software products, or "VAR" business. The Company continued to acquire existing systems developers and computer hardware resellers in 2000 and 2001. By September 2001, the Company was forced to close all of its operations except CBQ Technet Computer Services Corporation, a systems developer, due to lack of revenues and lack of funding to sustain those other operations. CBQ Technet Computer Services Corporation ceased operations in the first four to six months of 2002 due to insufficient revenues, no technical employees or marketing resources, and no cash or funding to sustain operations. With the closing of CBQ Technet Computer Services, the Company had no operations and remained without a business from mid-2002 until December 1, 2003.

            The Company believes that the failure of the various companies acquired from 1999 through 2001 was the result of the lack of adequate, reliable and ongoing financing or funding, the inability of the Company to integrate operations and reduce duplicative overhead, the Company's inability to develop or fund an effective marketing effort for its operations, the resort to factoring financing in the case of CBQ Networkland, Inc. (a VAR), the use of revenues and funding to pay off or pay down existing debts of the Company and its subsidiaries (both operating and closed operations) and the growing amount of debts corresponding with the loss of revenues as each subsidiary ceased operations before paying off its liabilities. By mid 2002, the Company was without any business operations and limited activities to seeking a new business to acquire.

            On December 1, 2003, the Company acquired SDI and SDI's management, consisting solely of Howard Ullman, assumed operational control of the Company and SDI upon the closing of the acquisition of SDI. The Company's principal executive offices were moved into SDI's principal executive offices in Davie, Florida in December 2003. The single incumbent Company director, Susan Xu, resigned on December 4, 2003, and was replaced by Mr. Ullman and three of business associates, including his father-in-law, Laurie Holtz, a local certified public accountant and Cora Wong, who was referral from Bart Fisher.

            On May 17, 2004, Company shareholders approved a resolution and plan of merger whereby the Company would reincorporate from Colorado to Florida and change its name to "China Direct Trading Corporation". The reincorporation was effected as of May 25, 2004. The Company reincorporated because most of its business relationships, its base of operations, its officers and offices and its source of client leads are in Florida and the Company had no clients or other business affiliations in Colorado. Further, most of its customers are outside of the Mountain States area.

            BUSINESS GOALS. The Company's current strategy has been seeking investment or acquisition or merger opportunities with one or more companies that can potentially enhance our sales revenues and net worth as well as possibly contribute a positive cash flow and enhance shareholder value beyond the capability of our current core business line. As such, we are interested in investing in or acquiring companies that could benefit from exploiting the Company's financial and contacts with Chinese manufacturing firms. Our strategic plan has traditionally been to remain a trading company with low overhead and focused on exploiting its contacts with Chinese manufacturers to meet our customers' needs. We have concluded that ownership of or investment in companies that are established distributors in the U.S. and potential distribution channels of Chinese-made products in the U.S. should be considered as part of the overall strategy to exploit our contacts with over 30 Chinese manufacturing companies.

            We have received in early January 2006, a credit line commitment of $500,000 from its chief executive officer and president, Howard Ullman, and three Company directors, Jeffrey Postal, Lorenzo Lamadrid and Laurie Holtz (collectively, the "lenders"). The credit line is to be used solely to fund the cash portion of any acquisition or investment by the Company. The Company intends to aggressively pursue one or more acquisitions or investments consistent with its strategic vision, as set forth below, in Fiscal Year 2006. Under the credit line, The Company has 4 years to repay any advances of credit, which repayment shall be made in calendar quarterly interest-only payments for the first 24 months of the term and equal calendar quarterly principal and interest installment payments for the last 24 months of the term. The interest rate is 8.5% per annum. Upon demand, any lender may convert all or a portion of any unpaid principal or interest into "restricted" shares (as defined in Rule 144 of the Securities Act of 1933, as amended) of a new class of the Company preferred stock ("Preferred Stock"). The rights, designations and privileges of the Preferred Stock will be negotiated between the Company and the lenders; provided, however, that the Preferred Stock is convertible into "restricted" shares of Company Common Stock, $0.0001 par value per share, ("Common Stock") at a conversion ratio that entitles the lenders to receive an aggregate of 33,333,333 "restricted" shares of Common Stock (to be adjusted for any future stock split or recapitalization). The conversion ratio is based on the principal amount of the debt ($500,000) divided by $0.015 per share of Common Stock. Any shares of Common Stock issued in a conversion of the Preferred Stock have piggyback registration rights under the agreement between the Company and the lenders for the credit line.

As previously reported, the Company entered into the financing arrangement with Dutchess Fund to finance the planned growth our business through new SDI product lines and acquiring new, existing businesses, but the Company did not seek to receive any money from the equity-line financing offered by Dutchess Fund before it's the termination of the financing arrangement in 2005. Since the Company lacks hard assets, it will probably have to sell shares of Common Stock to raise working capital and the sale of shares of Common Stock will only increase the problem of diluting current shareholders as well as increasing the Company's already substantial public float of shares of Common Stock.

            The Company believes that one of its principal assets is Mr. Ullman's and certain other directors' commercial relations and understanding of how to do business in and with China. CPF was founded as a vehicle for Mr. Ullman and the other directors to provide management consulting services to U.S. and Chinese businesses seeking to do business in one another's nations, to find merger, acquisition or asset purchase candidates for CPF customers; and to find U.S. or Chinese sources of funding for CPF customers. CPF has not generated any revenues to date, and there are no current revenue-generating opportunities before CPF as of the date of this registration statement.

            The principal executive offices of the Company, SDI and CPF are located in the same office space at 10400 Griffin Road, Suite 109, Cooper City, Florida 33328, Telephone: (954) 252-3440, Fax: (954) 252-3442.

                                   PROPERTIES

         Neither the Company nor its operating subsidiaries own any properties or facilities. As of September 28, 2005, the Company's principal executive offices were located to 10400 Griffin Road, Suite 109, Cooper City, Florida 33328. The Company's former address was 12535 Orange Drive, Suite 613, Davie, Florida 33330 until September 27, 2005 With respect to the new office space, the Company has approximately 1,400 square feet of rentable space and pays a monthly lease payment of $1,825. The term of the lease for the new office space is one year with an option to renew. CPF shares office space in Beijing, China with another company. CPF has no lease for the office space and does not pay rent for the office space.

                        PROSPECTUS SUMMARY: THE OFFERING

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS AND DOCUMENTS INCORPORATED HEREIN BY REFERENCE. BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THIS PROSPECTUS CAREFULLY AND SHOULD CONSIDER, AMONG OTHER THINGS, THE MATTERS DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 11 BELOW BEFORE MAKING AN INVESTMENT DECISION. UNLESS THE CONTEXT REQUIRES OTHERWISE, REFERENCES IN THIS PROSPECTUS TO "THE COMPANY," "OUR COMPANY," "WE," "OUR," "US" AND SIMILAR EXPRESSIONS REFER TO CHINA DIRECT TRADING CORPORATION, AND ITS PREDECESSORS AND ITS SUBSIDARIES.


     This offering relates to the sale of shares of Common Stock issued to a investor relation's consultant and two outside legal counsel for services rendered to the Company and in lieu of cash compensation.

Securities Outstanding              573,122,027  99/100  shares of Common Stock.
                                    (547,122,027  99/100  shares of Common Stock
                                    upon   cancellation  of  26  million  shares
                                    issued under BHOA Agreement)

Securities                          To Be Outstanding  573,122,027 99/100 shares
                                    of Common Stock (547,122,027 99/100 shares of Common Stock upon cancellation of 26 million shares issued under BHOA Agreement)

Securities Offered:                 Up to 2,200,000  shares of Common Stock that
                                    may be sold to Dutchess Fund under by certain Selling Shareholders.

Use of Proceeds                     Not applicable.

Plan of Distribution                The   offering   is  made  by  the   Selling
                                    Shareholders.  Sales may be made in the open
                                    market    or    in    private     negotiated
                                    transactions, at fixed or negotiated prices.
                                    See "Plan of Distribution."

Risk Factors                        The securities offered hereby involve a high
                                    degree of risk. See "Risk Factors."

Trading Symbol                      CHDT.OB  (Over-the  Counter  Bulletin Board)
                                    for the shares of Common Stock.


                                  RISK FACTORS

            PENNY STOCK. As a "penny stock" company with no primary market makers and no institutional support of our Common Stock in the public securities markets, an investment in our Common Stock is highly speculative in nature and involves a high degree of risk. You should carefully consider the following risks and the other information in this prospectus (including the information incorporated by reference) before investing in our Common Stock. Further, our operations do not generate enough cash flow to fund our strategic plan for growth of company revenues and net income as well as diversification of our business lines through mergers and acquisitions. The Company believes that the funding and implementation of the current business plan is essential to growing the Company to the point where the Company is no longer a "penny stock" company, has institutional or primary market maker support for our Common Stock and has cash flow sufficient to fund all aspects of its operations. As such, the Company will have to finance the implementation of the business plan, probably through the sale of shares of Common Stock which the financing source can resell in the public market. Such reselling may further and substantially depress the value of our Common Stock, may cause a collapse in the market value of the Company's common stock, and continue to handicap the ability of the Company to obtain financing on commercially reasonable terms. Management does not believe any other form of financing or funding is available based on the Company's failure in the past 12 months to obtain alternative financing or funding.

            FAILED BUSINESS OPERATIONS. The Company has a history of failed operations and business start-ups and an inability to generate cash flow from operations to fund operations and expansion efforts, or to obtain adequate, affordable and sustained funding or financing of operations and efforts to expand business lines or sales of existing businesses. The Company is also a small business and is typically unable to effectively compete against numerous, larger competitors with superior resources and market share.

            INSOLVENCY FROM ADVERSE OUTCOME OF PENDING LITIGATION. The Company is a defendant in a lawsuit, CELESTE TRUST REG., ESQUIRE TRADE, ET AL. V. CBQ, INC. (Case# 03 Civ. 9650 RMB; US District Court, SDNY, 12/4/2003), and if the Plaintiffs in this case prevail and receive a money judgment in the amounts claimed, that adverse outcome would render the Company insolvent. The Company does not have the resources or cash flow to pay such damages, either in lump sum amount or on commercially reasonable terms. The Company is aggressively defending against the complaint in this litigation and has filed a motion to dismiss the Plaintiffs' complaint. The Company is uncertain when the Court will rule on the motion to dismiss or on the Plaintiffs' motion for a default judgment against certain defendants (other than the Company).

                      RISK FACTORS AFFECTING THIS OFFERING

        COMPANY HAS A HISTORY OF LOSSES AND FAILED BUSINESS OPERATIONS. We started as a "blank check" company in 1986 with no or minimal cash and few funding sources. Since 1999, we have been a public holding company that conducts business through operating subsidiaries that we have acquired in stock-for-stock exchanges. We have had minimal sources of operating revenues, chronically undercapitalized operations, no reliable, ongoing source of affordable financing and senior management that proved unable to integrate and manage our operations on a profitable basis. We have also suffered from frequent changes in senior management and the business focus and from economic downturns in our then-selected industries, which downturns were fatal to same. SDI has small revenues and has limited sources of funding to rely upon in case of a downturn in its business. We have historically operated at a loss or small net profit. We do not anticipate a change in this pattern in the foreseeable future absent a merger, acquisition or development of a new business line. While Howard Ullman has loaned money to the Company from time to time on a short-term basis, there is no obligation on his part to continue to do so and there can be no assurances that he will or will be able to do so in the future.

         For the years ended December 31, 2004 and 2003, the Company had a net loss from operations of approximately $270,000 and $201,000, respectively. For the years ended December 31, 2004 and 2003, the Company had total sales of approximately $1,062,000 and $615,000 respectively, for an increase of approximately $447,000. The increase in revenues is due to an increase in operations.

         Costs and Expenses - For the years ended December 31, 2004, the Company had cost of sales of approximately $759,000 and $435,000, respectively. As a percentage of sales, cost of sales was the same in 2004 as compared to 2003. The increase in the cost of sales in 2004 as compared to 2003 is due to an increase in operations. General and administrative expenses increased approximately $433,000, from $106,940 in 2003 to $540,072 in 2004. This increase is attributable primarily to an increase in officer compensation as well as an increase in legal and professional fees. The cost of rent and other general and administrative costs also increased in 20046 as compared to 20035 due to an increase in operations.

         Liquidity and Capital Reserves. Historically, the Company has not generated enough cash flow from operations to cover its overhead costs and the cost of growth. The inadequacy of cash flow and the inability of the Company to consistently obtain funding and ongoing funding on commercially reasonable terms have undermined the former business operations of the Company and forced the Company to obtain funding from management and through the sale of Company securities.

                  As a small business and a penny stock company, the Company will continue to face difficulty in obtaining financing or funding on commercially reasonable terms or at all. The Company expects future development and expansion will be financed through cash flow from operations and other forms of financing such as the sale of additional equity and debt securities, capital leases and other credit facilities. There are no assurances that such financing will be available on terms acceptable or favorable to the Company. Further, the increase in the number of shares of common stock in the public markets may reduce the ability or appeal of the Company to future sources of possible financing or funding.

            We currently have operating cash flow from SDI's revenues to support existing business operations, but it is insufficient to fund the expansion by diversification of product lines of SDI's business or the acquisition of new companies. If we are unable to obtain needed and affordable capital from outside sources, we will be forced to reduce or curtail the expansion of our current businesses and the acquisition of new businesses.

            Attaining these objectives will require readily available, affordable capital, which, since the Company has limited assets to use as collateral for debt financing, the Company will have to obtain principally by selling its Common Stock. We have entered into the financing arrangement with Dutchess Fund to raise the necessary capital to fund our current growth and expansion plans, but you should note that even if we raise the capital, there is no assurance that our efforts to expand and grow our businesses will succeed or that the funding raised will be sufficient to fully fund those expansion and growth efforts.

            COMPANY HAS A HISTORY OF DIVERSIFYING INTO NEW BUSINESSES WITHOUT ADEQUATE WORKING CAPITAL OR FUNDING AND WITHOUT SUFFICIENT INFRASTRUCTURE OR MANAGEMENT EXPERTISE TO SUPPORT SUCH NEW BUSINESS LINES. The Company has a history of diversifying into new business lines, either by acquiring new existing businesses or developing a new business line as a start-up concern, and lacking sufficient working capital or funding and lacking sufficient management expertise, labor and strategic planning. Most of the Company's new business lines over the history of the Company have failed. The Company believes that the lack of working capital or funding and the lack of adequate infrastructure contributed to the relatively quick failures of those new business lines.

            The Company and CPF have focused on marketing Chinese-made generators in the United States during the last quarter of 2005 and the first quarter of 2006. The Company has devoted two new hires to focus on marketing the generators. While the Company does not purchase the generators until a letter of credit funded by the end user customer pays the purchase price for the generator, and the Company is not responsible for service or installation of the generators, and its overall financial risk in the sales of generators is limited to loss of sales and related sales costs, the Company's current operations do not generate enough cash flow to fund any sustained sales efforts in generators or to fund an increase staff or manpower in response to increased demand for generators much beyond current levels. As such, the Company may be unable to fund the necessary sales force and infrastructure to support any sustained demand for generators or to support a sales force until demand for generators reaches a level where such sales generate enough cash flow to support that sales force. As a "penny stock" company with no significant assets, the Company must usually sell its stock to fund any sustained or unprofitable sales force beyond a limited initial effort - typically less than 3 to 6 months in duration. The sale of stock to fund operations dilutes shareholders, depresses the market value of the stock (and, consequently, making it more expensive for the Company to raise money) and undermines the stability of the market for the Company's Common Stock.

            Any long-term success in the Company's new venture in the sale of Chinese-made generators will require the generator sales to generate sufficient cash flow in the near future to support its own sales staff and infrastructure. Further, the Chinese-manufactured generators marketed by the Company need UL-approval in order to satisfy local building codes and be eligible for sale in those localities. While such approval is being sought, and the Company is not aware of any reason that the Chinese-manufactured generators will not receive UL approval, the inability of the Chinese-manufactured generators to obtain UL approval would dramatically reduce the market potential of those generators in North America.

            LOSS OF HOWARD ULLMAN'S SERVICES COULD BE FATAL TO OUR BUSINESS; NO KEY MAN INSURANCE. We rely upon Howard Ullman to manage and conduct the Company's and its subsidiaries' operations. If he resigns, dies or becomes disabled, we do not have any other executive or non-executive operating officers or persons to replace Mr. Ullman, or the financial resources or key man life insurance to fund the hiring of a suitable replacement for Mr. Ullman. The loss of Mr. Ullman's services would probably result in the failure of the Company and its SDI operations. We doubt that we could find a replacement for Mr. Ullman who could sustain SDI's operations on a profitable basis. We have no junior management or other personnel capable of running the company or its subsidiaries if Mr. Ullman was not able or willing to continue as our and SDI's chief executive officer and president. Further, most of our directors are business associates or relatives of Mr. Ullman and it is not certain that they would continue as directors or accept management responsibilities if Mr. Ullman was unable or unwilling to manage our operations.

            WE ARE SUBJECT TO GOVERNMENT REGULATION IN CHINA AND THE U.S. THAT MAY BE COSTLY AND MAY INTERFERE WITH OUR ABILITY TO CONDUCT BUSINESS, INCLUDING THE UNCERTAINTY OF COMMERCIAL REGULATION IN CHINA. Changes in regulatory or political policy could adversely affect our business in the United States, China or other countries where we obtain products or conduct business and could result in changes to laws affecting trade between the U.S. and China, and the ability and willingness of U.S. companies to conduct business in China. The adoption of any additional laws or regulations in China or the U.S. may interfere in our ability to obtain products for SDI, our principal business. While SDI has other manufacturing sources for its products outside of China, China is and has been the principal source of SDI products because of the ability of Chinese manufacturing businesses to quickly produce quality products at affordable prices. Further, China continues to be governed by a centralized communist government which is capable of imposing new laws that could seriously hamper the ability of SDI to obtain products from China or the ability of CPF to conduct business in China. The uncertainty created in conducting business in and with China by the continued control of the economy by a centralized communist regime is a risk to SDI's and CPF's business and could seriously harm our ability to continue operating. The continued domination of China by a centralized communist regime may also cause some U.S. customers of SDI or CPF to be reluctant or opposed to purchasing products made in China or conducting other business in or with China.

            NO RESOURCES TO WITHSTAND DOWNURNS IN BUSINESS. We do not have adequate cash reserves or access to immediate, committed funding. As such, a sustained downturn in SDI's business for more than one or two quarters, and either through low demand or loss of major customer account, could prove fatal to us as an ongoing concern.

         WE HAVE LIMITED SALES AND MARKETING CAPABILITIES, AND MAY NOT BE SUCCESSFUL IN SELLING OR MARKETING OUR PRODUCT IN THE FUTURE. The creation of infrastructure to commercialize products is a difficult, expensive and time-consuming process. We currently have very limited sales and marketing capabilities, which capabilities are limited to Howard Ullman's sales and marketing efforts, the sales and marketing efforts of Susan Xu and her staff in Beijing and a limited number of contract salesmen or distributors. We would need to rely upon third parties to perform more extensive sales and marketing work. To the extent that we enter into co-promotion agreements, any revenues to be received by us will be dependent on the efforts of third parties if we do not undertake to expand and develop our own sales and marketing capabilities. The efforts of third parties may not be successful. We may not be able to establish direct or indirect sales and distribution capabilities or be successful in gaining market acceptance for our products or for other products. Our failure to establish more extensive marketing and distribution capabilities or to enter into marketing and distribution arrangements with third parties could have a material adverse effect on our revenue and cash flows.

         WE ARE DEPENDENT ON OUTSIDE MANUFACTURERS FOR THE MANUFACTURE OF OUR PRODUCTS. THEREFORE WE WILL HAVE LIMITED CONTROL OF THE MANUFACTURING PROCESS AND RELATED COSTS. We sell products that require third-party manufacturing in China or other foreign countries. The efforts of those third parties to date have been successful, but may not be successful in the future. We may not be able to maintain relationships with third-parties to manufacture our products in the event of any serious political, trade or economic disputes between the U.S. and China.

            THE THREAT OF E-COMMERCE TO SDI. As China, the main source of our products, becomes increasing sophisticated and integrated into the world economy, our Chinese and other foreign manufacturing sources may start to conduct business internationally over e-commerce Web Sites on the Internet. Such a development might enable our customers to order SDI's products directly over the Internet SDI's manufacturing sources in China or other competing manufacturing sources, which would eliminate or reduce the need of SDI customers to use SDI to obtain products. SDI has not to date been able to contractually restrict its Chinese and other manufacturing sources from selling directly to the U.S. Even if SDI obtained such restrictions, there are other manufacturing sources in China and other countries that do not conduct business with SDI but are capable to producing the same products as SDI's products. SDI is exploring developing its own e-commerce resources to attract North American customers who want to buy on line in order to reduce purchasing and inventory overhead, but SDI does not have the funding capabilities at this time to implement its e-commerce strategy.

            TERMS OF SUBSEQUENT FINANCINGS MAY ADVERSELY IMPACT YOUR INVESTMENT. We will have to raise equity, debt or preferred stock financing in the future. Your rights and the value of your investment in the common stock could be reduced. For example, if we have to issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than you as holders of common stock. In addition, if we need to raise more equity capital from sale of common stock, institutional or other investors may negotiate terms at least and possibly more favorable than the terms of this offering. More common stock could be sold under these circumstances at prices lower than offered under this prospectus, which could result in dilution of the book value of shares bought in this offering.

            EVEN IF WE SUCCESSFULLY EXECUTE OUR NEW BUSINESS PLAN, WE CANNOT ASSURE YOU THAT WE WILL ACHIEVE PROFITABILITY. Since SDI was acquired on December 1, 2003, we have been pursuing a business plan to expand our businesses and increase our revenues and profits. This plan calls for diversifying SDI's product lines, acquisition of or investment in new existing businesses and making CPF and any other new businesses profitable and self-sustaining. The current focus of this strategy is to acquire or invest in companies that can increase the marketing, sales and distribution of Chinese-manufactured products. We lack the cash flow and profit margins to fund such a plan from revenues from existing businesses. If we are unable to manage our operating expenses and increase our gross margins, without experiencing significant deterioration in our projected sales volumes, we may be unable to achieve positive operating cash flow in the future. Further, we cannot guarantee that we will be able to maintain SDI customer purchase activity and general brand awareness that we have had in the past with our current marketing budget. Our ability to achieve our annual and quarterly revenue and gross margin goals could also be negatively impacted by the softening business demand for SDI products or the appeal of doing business in China, as well as any renewed weakening general economic conditions.

            Our new operating plan reflects management's expectations as of the date of this prospectus, and is based on currently available information, as well as significant assumptions made by management regarding various revenue, gross margin and operating expense items. We cannot guarantee that the assumptions that we have relied upon in developing our operating plan will be accurate, or that future events or results will conform to our expectations or assumptions. If our assumptions are inaccurate, or our expectations prove to be erroneous in light of future events, or if we are unable to maintain the support of our vendors, distributors, third party advertisers and other key corporate relationships regardless of the success of our new operating plan, we will need to raise additional working capital before we achieve positive operating cash flow. If adequate funds are not available on acceptable terms, we may not be able to fund our operations and our business could fail.

            WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO MANAGE GROWTH OF OUR BUSINESS. Our growth strategy includes growing our customer base both through our own marketing efforts, as well as through the acquisition of or investment in other businesses. If we are unable to manage growth effectively, it could have material adverse effects on our results of operations, financial condition, or business. We cannot guarantee that we will successfully expand our customer base or that any expansion will enhance our profitability. We expect our planned growth will place a significant strain on our management, which consists of one executive/manager, and operations. Our future growth will depend in part on the ability of our officer and other key employees to implement and expand financial control systems and to expand, train, and manage our employee base and provide support to an expanded customer base. Also, our future growth will depend on whether our management can handle growth. While we intend to add management and systems for any future growth, we do not currently possess or have in place the financial and management systems and controls and personnel required of a successful business. This makes us extremely vulnerable to failure resulting from the inability to manage growth and expansion of our business.

            IN LIGHT OF CERTAIN PERCEPTIONS REGARDING OUR STATUS AS A "PENNY STOCK" COMPANY AND OUR FINANCIAL CONDITION, OUR CUSTOMERS, DISTRIBUTORS AND VENDOR PARTNERS MAY DECIDE NOT TO DO BUSINESS WITH US. As a small, penny stock company, our financial condition and our perceived ability to fulfill our financial and other obligations, our customers, distributors, vendor partners and other corporate partners and service providers may decide not to conduct business with us, or may conduct business with us on terms that are less favorable than those customarily extended by them. For example, our distributors could seek to limit our credit terms or otherwise reduce their support of our business, forcing us to leverage our operating cash.

            IN LIGHT OF CERTAIN PERCEPTIONS REGARDING OUR FINANCIAL CONDITION, OURCUSTOMERS, DISTRIBUTORS AND VENDOR PARTNERS MAY DECIDE NOT TO DO BUSINESS WITH US. Due to concerns regarding our financial condition as a small "penny stock" business with a history of operating losses and failed operations, and our perceived ability to fulfill any expanded financial and other obligations, our customers, distributors, vendor partners and other corporate partners and service providers may decide not to conduct business with us, or may conduct business with us on terms that are less favorable than those customarily extended by them. For example, our manufacturing sources could seek to limit our credit terms or otherwise reduce their support of our business, forcing us to leverage our operating cash by increasing the security required for our secured credit lines. Also, if our customers and vendor partners choose to do less business with us, our net sales would decrease and our gross profits would be significantly impacted by reduced sales volumes.

         MARKET RISKS. THE MARKET PRICE OF OUR COMMON STOCK ON THE OTC BULLETIN BOARD MAY FLUCTUATE SIGNIFICANTLY WHICH MAY CAUSE CERTAIN INVESTORS TO AVOID PURCHASING OUR SHARES.

     The market price of our Common Stock traded on OTC Bulletin Board may fluctuate significantly in response to factors, some of which are beyond our control, such as:

o        announcement  of new  products  or  product  enhancements  by us or our competitors;
o developments concerning intellectual property rights and regulatory approvals and concerns;
o        quarterly variations in our and our competitors' results of operations;
o if any, changes in earnings estimates or recommendations by securities analysts - currently, no analysts follow or report on the Company;
o        developments in our industry; and
o general market conditions and other factors, including factors unrelated to our own operating performance.

         BECAUSE THE COMPANY WENT FROM A PUBLIC SHELL COMPANY TO ONE WITH AN OPERATION BY MEANS OF THE ACQUISITION OF SDI, A SMALL PRIVATE COMPANY, WE MAY NOT BE ABLE TO ATTRACT THE ATTENTION OF MAJOR BROKERAGE FIRMS OR INSTITUTIONAL BUYERS WHICH FOLLOW MORE MARKET ESTABLISHED COMPANIES. Additional risks may exist because the Company went from a public shell company with no operations to a company with an operation by means of the acquisition of SDI, which is a small business concern. Security analysts of major brokerage firms and securities institutions may not cover us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that established brokerage firms will want to conduct any financings for us in the future.

THERE IS ONLY A VOLATILE LIMITED MARKET FOR OUR COMMON STOCK THAT MAY ACCELERATE PRICE SWINGS. OUR STOCK TRADES TYPICALLY BELOW THREE CENTS PER SHARE. Recent history relating to the market prices of public companies indicates that, from time to time, there may be periods of extreme volatility in the market price of our securities because of factors unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock, and especially for stock traded on the OTC Bulletin Board. Our common stock is not actively traded, and the bid and asked prices for our common stock have fluctuated significantly. In the past two fiscal years, the common stock traded on the OTC Bulletin Board from a high of $0.10 to a low of $0.01 per share, and since the acquisition of SDI the market prices have ranged from $0.01 to $0.08. See "Market For Our Common Stock." General market price declines, market volatility, especially for low priced securities, or factors related to the general economy or to us in the future could adversely affect the price of the common stock.

            FUTURE  SALES BY OUR  STOCKHOLDERS  MAY  ADVERSELY  AFFECT OUR STOCK
PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS. Sales of our common stock in the public market following this offering could lower the market price of our common stock, which is, as of January18, 2006, under three cents per share on the bid. Sales may also make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable, or at all. Of the 573,122,027 99/100 shares of Common Stock outstanding on January 18, 2006, approximately 373,526,766 shares could be sold under Rule 144 or become free tradable by removal of restrictions under Rule 144(k). Thirty million shares issued under the BHOA Agreement were surrendered to the Company for cancellation on January 18, 2006, which cancellation will reduce the issued and outstanding shares of Stock by 26 million within the next week.

         BECAUSE THE COMPANY'S COMMON SHARES ARE "PENNY STOCK," CERTAIN RULES MAY IMPEDE THE DEVELOPMENT OF INCREASED TRADING ACTIVITY AND COULD AFFECT THE LIQUIDITY FOR STOCKHOLDERS. The shares offered by this prospectus constitute penny stock under the '34 Act. The shares will remain penny stocks for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

            The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules.

            Our securities are subject to the SEC's "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser's written consent to the transaction prior to the purchase.
Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule relating to the penny stock market. The `broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These rules may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market.

         Specifically, the penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which:

         -- contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

         -- contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities Act of 1934, as amended;

         -- contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;

         -- contains a toll-free telephone number for inquiries on disciplinary actions;

         -- defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

         -- contains such other information and is in such form (including language, type, size and format) as the SEC shall require by rule or regulation;

         The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

     -    the bid and offer quotations for the penny stock;
     - the compensation of the broker-dealer and its salesperson in the transaction;
     - the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
     - monthly account statements showing the market value of each penny stock held in the customer's account.


         THE COMPANY DOES NOT HAVE A FULL-TIME CHIEF FINANCIAL OFFICER. The position of chief financial officer of the Company is filled by Howard Ullman, the Chief Executive Officer and President of the Company. Mr. Ullman does not have prior experience as a chief financial officer. The absence of a permanent, full-time chief financial officer and the types of financial controls and procedures, which will be required of public companies, leave investors in our common stock without these protections until they are remedied. We are searching for a qualified part-time chief financial officer on a consultancy basis, however, we have not retained a long-term chief financial officer. The responsibilities of the principal accounting and financial officer are currently being handled by Mr. Ullman. We have on our board of directors a qualified financial expert as described in the Sarbanes-Oxley Act.

         The Sarbanes-Oxley Act requires public companies to maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in reports filed with the SEC is recorded, processed, summarized and reported within the time required. This includes controls and procedures to ensure that such information is accumulated and communicated to management, including the chief executive and financial officers, so as to allow timely decisions regarding required disclosure of such information. The Sarbanes-Oxley Act also requires documentation of internal control procedures, remediation as needed, and periodic testing of the controls. We are in the process of reviewing our internal controls with a view toward documenting the required controls and procedures and adopting a testing plan. This process is in the initial stages beginning with the review of procurement and inventory functions. We plan on completing the documentation, testing and remediation as required during fiscal ear 2005 to be compliant under Section 404 of the Sarbanes-Oxley Act.


                                 USE OF PROCEEDS

            We will not receive proceeds from the Selling Shareholder's sales of shares of Common Stock.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     The stock is traded on the Over-the-Counter Bulletin Board under the symbol "CHDT.OB".

     The following shows the high and low market quotation for the shares for the last three years. Quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions, and do not necessarily represent actual transactions.

                                                      Low              High

2005

Fourth Quarter                               $          0.01        $   0.2
Third Quarter                                $          0.01        $   0.02
Second Quarter                               $          0.01        $   0.02
First Quarter                                $          0.03        $   0.05

2004:

First Quarter 2004:                          $          0.03        $   0.09
Second Quarter 2004:                                    0.03            0.08
Third Quarter 2004                                      0.03            0.07
Fourth Quarter                                $         0.04            0.08

2003:

First Quarter                                 $         0.01         $  0.01
Second Quarter                                          0.05            0.01
Third Quarter                                           0.05            0.02
Fourth Quarter                                          0.09            0.02

The Company has never declared or paid any cash dividends. It is the present policy of the Company to retain earnings to finance the growth and development of the business and, therefore, the Company does not anticipate paying dividends on its Common Stock in the foreseeable future.

         The known number of shareholders of record of the Company's Common Stock as of January 18, 2006, was approximately 274, excluding shareholders holding their shares of Company's Common Stock in "street name". The known number of shareholders of the Company's Series A Preferred Stock is 8. The stock transfer agent is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, Telephone (303) 282-4800, Fax (303) 282-5200.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS,
                             AND PLAN OF OPERATIONS

     Factors that might cause such differences include, but are not limited to, our history of unprofitability and the uncertainty of our profitability, our ability to develop and introduce new services and products, the uncertainty of market acceptance of those services or products, our potential reliance on collaborative partners, our limited sales and marketing experience, the highly competitive industry in which we operate, the impact of political, economic or trade disputes between the United States and China on our business and ability to operate, general economic and business conditions, lack of adequate financing or funding, turnover in senior management, and competition from competitors with greater resources and market share -- some or all of which may be beyond our ability to control.

         PLAN OF OPERATIONS - The Company was organized for the purpose of creating a corporate vehicle to seek, investigate and, if such investigation warrants, acquire an interest in one or more business opportunities presented to it by persons or firms who or which desire to seek perceived advantages of a publicly held corporation.

         The Company may incur significant post-merger or acquisition registration costs in the event management wishes to register a portion of their shares for subsequent sale. The Company will also incur significant legal and accounting costs in connection with the acquisition including the costs of preparing post- effective amendments, Forms 8-K, agreements and related reports and documents.

         While the Company believes that SDI will be able to generate sufficient cash flow to pay for SDI's and the Company's direct overhead costs and, with respect to SDI, its internal planned growth in fiscal year 2006, SDI does not generate sufficient cash flow at this time to fund an acquisition program, development of new businesses (except ones requiring low start-up costs or which are complementary to the Company's current low-overhead distribution operations). The Company will not have sufficient funds (unless it is able to raise funds in a private placement or in connection with an acquisition) to undertake any significant business development, or extensive marketing, in terms of scope of campaign and geographical reach, of new products. Accordingly, following the acquisition, the Company will, in all likelihood, be required to either seek debt or equity financing or obtain funding from third parties, in exchange for which the Company may be required to give up a substantial portion of its interest in the acquired product or to issue large number of shares of its capital stock. There is no assurance that the Company will be able either to obtain additional financing or interest third parties in providing funding for the further development, marketing and manufacturing of any products acquired.

         RESULTS OF OPERATIONS - The Company had no operations during 2002. On December 1, 2003, the Company acquired all of the issued and outstanding shares of common stock of Souvenir Direct, Inc. ("SDI"), a private Florida corporation engaged in the business of distributing to its customers custom manufactured souvenir, promotional and gift items manufactured in China. The financial results for the years ended December 31, 2004 and 2003, and the financial results for the three and nine months ended September 30, 2005 and 2004 are reflected in the financial statements of this Report.

         Prior to the spring of 2002, the Company was engaged in systems development, the development of customized software programs for business clients and in value-added reseller of computer hardware and software manufactured by other companies. After the spring of 2002, the Company had no business operations. Accordingly, comparisons with prior periods are not meaningful.

            LIQUIDITY AND CAPITAL RESOURCES. Historically, the Company has not generated enough cash flow from operations to cover its overhead costs and the cost of growth. The inadequacy of cash flow and the inability of the Company to consistently obtain funding and ongoing funding on commercially reasonable terms have undermined the former business operations of the Company and forced the Company to obtain funding from management and through the sale of Company distributor operation run by two persons, with no inventory of any consequence to finance and with the ability to grow without extensive outlays of funds. The Company is hoping that SDI will generate enough cash flow to cover the overhead costs of the Company and SDI and to fund the expansion of SDI's business. Any acquisitions by the Company will most likely require third-party funding of the acquisition and the acquired operations. As a small business and a penny stock company, the Company will continue to face difficulty in obtaining financing or funding on reasonable commercial terms and

         The Company expects future development and expansion will be financed through cash flow from operations and other forms of financing such as the sale of additional equity and debt securities, capital leases and other credit facilities. There are no assurances that such financing will be available on terms acceptable or favorable to the Company. Further, the increase in the number of shares of common stock in the public markets may reduce the ability or appeal of the Company to future sources of possible financing or funding.

         GOVERNMENT REGULATIONS. - The Company is subject to all pertinent Federal, State, and Local laws governing its business. The Company is subject to licensing and regulation by a number of authorities in its State or municipality. These may include health, safety, and fire regulations. The Company's operations are also subject to Federal and State minimum wage laws governing such matters as working conditions and overtime.

            IMPACT OF INFLATION. To date, the Company has not experienced any significant effect from inflation. The Company's major expenses have been the cost of marketing its product lines to customers in North America. That effort involves mostly Mr. Ullman traveling to make direct marketing and sales pitches to customers and potential customers as well as showing the SDI products at industry trade shows around North America and visiting China to maintain and expand SDI's distribution and manufacturing relationships and channels. The Company generally has been able to meet increase in costs by raising prices of its products.

            COUNTRY RISK. Almost all of the Company's contract manufacturing operations and sources of products are located in China. As such, the Company is subject to significant risks not typically faced by companies operating in or obtaining products from North America and Western Europe. Political, economic and trade conflicts between the United States and China, including possible conflict over North Korea's nuclear weapons program or the independence of

Taiwan, could severely hinder the ability of the Company to obtain products and fill customer orders from the Company's current Chinese manufacturing sources. Further, Chinese commercial law is still evolving to accommodate increasing capitalism in Chinese society, especially in terms of commercial relationships and dealings with foreign companies, and can be unpredictable in application or principal. The same unpredictability exists with respect to the central Chinese government, which can unilaterally and without prior warning impose new legal, economic and commercial laws, policies and procedures. This element of unpredictability heightens the risk of doing business in China.

            China is also under international pressure to value its currency in a manner that would increase the value of Chinese currency in respect of other world currencies and thereby increase the cost of Chinese goods in the world market. The Company does not believe that such revaluation of Chinese currency would adversely impact its business because of the low-cost nature of the Company's products and the fact that U.S. dollars is the currency of use in all of the Company's commercial transactions.


                                   MANAGEMENT

DIRECTORS AND OFFICERS

     The officers and directors of the Company during fiscal year 2004 and the first fiscal quarter of 2005 are listed below. Directors are elected to hold office until the next annual meeting of shareholders and until their successors are elected or appointed and qualified. Officers are appointed by the board of directors until a successor is elected and qualified or until resignation, removal or death.

DIRECTOR'S                                                  DIRECTOR
NAME                AGE       OFFICE              SINCE     TERM EXPIRES



Howard Ullman      46         Chief Executive      2003     As director
                              President and                 2006 annual meeting;
                              Chairman of the               As an officer,
                              Board                         5 year employment
                                                            agreement 2004-2009

Jeffrey Postal     47         Director             2004     2006 annual meeting
Laurie Holtz       71         Director             2004     2006 annual meeting
Susan Xu*          40         Director             2005     2006 annual meeting
Lorenzo
   Lamadrid        53         Director             2005     2006 annual meeting
-------------------
*  Accepted appointment to Board to fill an existing vacancy

         Set forth below is certain biographical information, present occupation and business experience for the past five years of each director and executive officer of the Company.

        Officers of the Company are appointed by the Board of Directors and hold office until their successors are chosen and qualified, until their death or until they resign or have been removed from office. All corporate officers serve at the discretion of the Board of Directors.

            HOWARD ULLMAN is the Chief Executive Officer, President and Chairman of the Board of Directors since December 1, 2003. He served as President and a Director of the Company until resigning from those offices on October 27, 2003 in order to avoid any potential conflicts of interest during negotiations between the Company and Mr. Ullman's SDI. He has spent the last seventeen years in the souvenir, gift and promotional market with China. He founded, operated and successfully sold (1) Magnet World, an overseas magnet retailer, in 2000. During 1984, Mr. Ullman moved American magnet technology to China to establish a successful joint venture manufacturing company in the Ghangzhou province of China that has sold more than 200 million magnets to more than 400 large volume buyers in over 75 countries. In 1997, he launched China Direct Trading Company to leverage his Far East supplier network and to broaden his product line into thousands of customized gift items ranging from mugs, key chains, and glassware to hats and lapel pins. Mr. Ullman has owned and operated companies on every level of the supply chain in these industries. Mr. Ullman earned his Bachelor's degree in Economics from Tulane University in 1982.

            LAURIE HOLTZ is a certified public accountant practicing in the greater Miami, Florida region for over 30 years. Mr. Holtz was a pioneer in development of forensic accounting and has worked as a forensic auditor in a number of cases over the years. He is the father-in-law of Howard Ullman. Mr. Holtz has served on the Board of Directors since January 2004.

            JEFFREY POSTAL is a businessman and dentist in the Miami, Florida region. Mr. Postal owns or founded: Sportacular Art, a company that is licensed by the NFL, MLB and NHL to design and manufacture sports memorabilia for retail distribution in the U.S.; Weston Sports Management, which arranges appearance of athletes at major retail companies around the country; DJP Consulting, a marketing consulting company servicing companies conducting business on the Internet; and DataStream Card Services, which provides billing solutions for companies conducting business on the Internet. He is also the principal of two dental treatment cents, one being one of the largest cranio-facial pain and trauma centers in the State of Florida. He has served on the Board of Directors since January 2004. Mr. Postal received a DMD from Temple University in 1984.

         LORENZO C. LAMADRID. Mr. Lamadrid was appointed as a director on January 6, 2005. Mr. Lamadrid is Managing Director of the Globe Development Group, LLC, a firm that specializes in the development of large-scale energy, power generation, transportation and infrastructure projects in China and provides business advisory services and investments with a particular focus on China. Mr. Lamadrid is also a member of the International Advisory Board and the Executive Committee of Sirocco Aerospace, an international aircraft manufacturer and marketer. Additionally Mr. Lamadrid is a Director and founding partner of the Fairchild Capital Group, a firm specializing in basic industries and infrastructure investments in China.

         Mr. Lamadrid was President and Chief Executive Officer of Arthur D. Little, Inc. based in Cambridge, MA. Before joining Arthur D. Little, Mr. Lamadrid was President of Western Resources International, Inc., a subsidiary of Western Resources, Inc., and Managing Director of The Wing Group, a subsidiary of Western Resources that develops large-scale international electric power projects.

         Prior to joining Western Resources, Mr. Lamadrid was a Vice President at General Electric Company Aerospace, a $5.5 billion business, where he was responsible for International Operations ($1.2 billion in revenues), domestic marketing and business development activities ($4.3 billion in commercial and government revenues), and strategy development for the overall Aerospace Group.

During his tenure, he led the turnaround of GE's international operations, led the transformation of the group into a global business, and capitalized on hidden technology capabilities through highly profitable new commercial business activities internationally.

         While at GE, Mr. Lamadrid also served as Corporate Staff Executive for strategic planning and business development. Working closely with the office of the CEO (early in Jack Welch's tenure as Chairman), he was responsible for strategy development in GE's international operations, as well as for the company's overall international corporate strategy. Mr. Lamadrid also served on the Board of Directors of the General Electric Trading Company, GE/RCA Licensing Operation, Toshiba Electronic Systems Company (Japan), Ltd., and the Philadelphia World Affairs Council. Before joining GE, Mr. Lamadrid was a Senior Manager at The Boston Consulting Group. He was also a founding investor of the Boston Beer Company (brand name "Samuel Adams"). "Samuel Adams" is a registered trademark of the Boston Beer Company.

         Mr. Lamadrid graduated magna cum laude with a dual bachelor's degree in Chemical Engineering and Administrative Sciences from Yale University, earned an M.S. in Chemical Engineering from the Massachusetts Institute of Technology, and an M.B.A. from the Harvard Business School.

            SUSAN XU was appointed to Company's Board of Directors on January 6, 2005. She was previously a director of the Company from January 14, 2000 until December 4, 2003. She resigned on December 4, 2003 from the Company's Board. There were no disputes between Ms. Xu and the Company at the time of her resignation. She graduated in 1983 with Bachelors degree in from Yan Jing Overseas Chinese University. She is currently the general manager of Asia-European Bridge Corporation, Ltd. This firm specializes in international business transactions primarily in the high technology sector. Ms. Xu also provides consulting to foreign businesses seeking to do business in the Chinese market.

FORMER DIRECTORS AND OFFICERS

         CORA WONG. Ms. Wong resigned as a director on January 6, 2005 because her new employer prohibited service as a director on other company's boards.

         On September 27, 2005, the Company engaged Ms. Wong as an agent to handle the development of the Company marketing, sales and distribution efforts in China for Chinese-made generators.

BOARD MEETINGS AND COMMITTEES

         The Directors and Officers will not receive remuneration from the Company until a subsequent offering has been successfully completed, or cash flow from operating permits, all in the discretion of the Board of Directors. Directors may be paid their expenses, if any, of attendance at such meeting of the Board of Directors, and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as Director. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. No compensation has been paid to the Directors. The Board of Directors may designate from among its members an executive committee and one or more other committees.

       The Board of Directors approved the formation of a compensation Committee in December 2004 in order to oversee the Company's compensation policies and practices and to oversee the Company sole stock benefit plan. The Compensation Committee was organized in April 2005 and the current members are Lorenzo Lamadrid as a voting director member and Paul Richter, as a non-voting advisor.

CODE OF ETHICS

     The Company has adopted a Code of Ethics. A copy of the Code of Ethics will be provided to any person, without charge, upon written request addressed to Howard Ullman, Chief Executive Officer and President, China Direct Trading Corporation, 10400 Griffin Road, Suite 109 Cooper City, Florida 33328, Telephone
(954) 252-3440, Fax: (954) 252-3442.

DIRECTOR AND EXECUTIVE COMPENSATION

            Directors do not receive any cash compensation. We have adopted a 2005 Equity Plan, which provides for grants of options to directors.

            Each of our present directors who is also an employee receives no additional compensation for acting as a director or attending meetings of directors. In the past, the company has not compensated outside (non-employee) directors for service but has reimbursed them for travel costs to attend Board meetings.

         As of September  11, 2005,  the Company had only two  officers:  Howard
Ullman, Chief Executive Officer, President and Chairman of the Board of Directors; and Andrea Maragh, Corporate Secretary. Mr. Ullman's annual salary of $200,000 is being deferred until the Company has a greater positive cash flow and can afford to pay Mr. Ullman's salary. The Company will issue shares of restricted Common Stock in lieu of cash compensation for Mr. Ullman based on the then-current market value of the Common Stock. No other officer makes more than $30,000. On September 6, 2005, the Company issued 6,250,000 shares of Common Stock to Mr. Ullman in lieu of one-half of his 2005 salary as a senior officer of the Company. On or about December 29, 2005, the Company issued 5,555,555 million shares of Common Stock to Mr. Ullman in lieu of one-half of his 2005 base annual salary. These shares were valued at $0.015 for purposes of determining the number of shares to issue.

            The following table shows selected information about the compensation paid or accrued to or for the account of executive officers in 2005, 2004, and 2003 for services, and bonuses rendered in all capacities in those years. In 2005, 2004 and 2003, the Company had one executive officer (Howard Ullman).

            The Company entered into an employment agreement with Mr. Ullman on April 22, 2004. Under the proposed employment agreement, Mr. Ullman is entitled to an annual base salary of $200,000, which compensation has been and will continue to be delayed or paid in shares of the company common stock until the cash flow can regularly support payment of Mr. Ullman's base salary. No salary has been paid to Mr. Ullman to date. Mr. Ullman's employment agreement has a "change of control" or "golden parachute provision" which provides that Mr. Ullman will receive as severance pay a single lump-sum of that amount that equals 2.99 multiplied by his then current annual base salary in the event his employment is terminated as a result of a change of control of the company. A change of control exists if the company sells or issues more than 30% of its outstanding shares of common stock to a person who is not at the time an officer, director or holder of more than 10% of the issued and outstanding shares of common stock. The "change of control" provision plan.

            Stock Option Plans. The Company's Board of Directors and shareholders holding 75% of the issued and outstanding shares of the Common Stock approved the following stock option plans by written consent in lieu of a shareholders meeting in April 2005.

         2005 Consultants and Legal Services Plan. As a company with limited resources and cash flow, the Company cannot afford to pay cash compensation to investor relations firms and lawyers that is required to implement the Company's plans to eliminate all of the debts and claims of its predecessor, CBQ, Inc., and increase the markets' and investors' awareness of Company. All of these efforts are designed to enhance Company shareholders' value. The Company believes that the Plan will enhance shareholders' value by allowing the Company to use stock options and stock grants to pay for certain investor relations and legal services instead of cash, which cash is needed to fund the operations of the Company. Ten million (10,000,000) shares of Company Common Stock are available for issuance under the Plan.

         The purposes of the Plan are to obtain services for CHDT from independent contractors and professional advisors for services at reduced compensation or at rates and/or on terms that are otherwise negotiated favorably to CHDT by paying their fees or retainers in the form of shares of the Company's Common Stock.

         Under the Plan, the Company may grant shares of restricted shares of the Company's Common Stock to qualified participants, who are typically investor relations professionals that are helping to promote the Company and its common stock to securities professionals, institutional investors, market makers and business media as well as pay for certain legal services that are incurred by the Company in resolving legal disputes or lawsuits filed by the Company to protect its rights.

         Under the Plan, "Independent Contractors" means certain third party, including both individuals and companies, that are neither directors nor key employees of CHDT, and who provide certain services to CHDT. Qualified "Participants" shall mean professional advisors, consultants, independent contractors and suppliers of the Company and any of its subsidiaries, as the Board in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and whom the Board may designate from time to time to receive shares of Company Common Stock under the Plan.

The Plan was unanimously approved by the Company's Board of Directors on April 11, 2005 and was approved by the holders of 75% of the issued and outstanding shares of Common Stock entitled to vote thereon ("Majority Shareholder Action") on April 28, 2005.

         The above summary of the Plan is qualified in its entirety by reference to the Plan, which is attached as Exhibit One to the Definitive Information Statement filed with the Commission on April 29, 2005.

         2005 Equity Plan. The 2005 Equity Plan ("Equity Plan") was unanimously approved by the Company's Board of Directors on April 11, 2005 and by the Majority Shareholder Action on April 22, 2005. Twenty Million shares of Common Stock are reserved for issuance under the Equity Plan.

         The purpose of the Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company and its subsidiaries by offering them an opportunity to participate in the Company's future performance through awards of Options, Restricted Stock, Stock Bonuses, Stock Appreciation Rights (SARs) and Restricted Stock Units. All capitalized terms are defined in the Equity Plan's appendix, which Equity Plan and appendix with definitions are attached as Exhibit Two to this Information Statement.

         Eligible Participants in the Equity Plan. Incentive stock options, which have certain tax advantages, or "ISOs" may be granted only to employees (including officers and directors who are also employees) of the Company or of a subsidiary. All other stock option, restricted stock grants and other stock-based awards under the Equity Plan ("Awards") may be granted to employees (including officers and directors who are also employees), directors and professional advisors, consultants of the Company or any subsidiary; provided that such consultants, contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The Compensation Committee of the Company's Board of Directors or its designee will from time to time determine and designate among the eligible persons who will be granted one or more Awards under the Equity Plan. A person may be granted more than one Award under the Equity Plan. However, no person will be eligible to receive more than 2,000,000 Shares issuable under Awards granted in any calendar year, other than new employees of the Company or of a Subsidiary (including new employees who are also officers and directors of the Company or any Subsidiary), who are eligible to receive up to a maximum of 3,000,000 Shares issuable under Awards granted in the calendar year in which they commence their employment.

                           SUMMARY COMPENSATION TABLE
                                                           ANNUAL COMPENSATION
---------------------------------------------------------------------------------------------------------------------



Name &                 Fiscal                    Salary             Bonus                Other
Principal              Yr. Ended                 (US$)              (US$)                 Annual
Position                                                                                  Compensation
---------------------------------------------------------------------------------------------------------------------

Howard Ullman          2005                  $200,000(1)            $-0-                  -0-
Chief Exec.            2004                  $200,000(1)            $-0-                  -0-
President              2003 (2)              $ N/A                  $-0-                  -0-


Bart Fisher (4)        2004 (3)              N/A                    N/A                   N/A
Chief Executive        2003 (3)              N/A                    N/A                   N/A
Officer, President
---------------------------------------------------------------------------------------------------------------------

                           SUMMARY COMPENSATION TABLE
                   STOCK OPTIONS AND STOCK-BASED COMPENSATION

Howard Ullman          2005                  -0-                    11,805,555              $-0-         $-0-
Chief Executive                                                     Shares of Common
Officer, President                                                  Stock
                       2004                  1,975,000              -0-                     $-0-          $-0-
                       2003                  -0-                    -0-                     $-0-          $-0-
---------------------------------------------------------------------------------------------------------------------


Andrea Maragh          2005                  -0                     100,000               $-0-            $-0-
Secretary                                                           Shares of
                                                                    Common Stock
                       2004                  -0-                    1,000                 $-0-            $-0-
                                                                    shares Series A
                                                                    Preferred Stock
                       2003 (3)              N/A        N/A                    N/A             N/A
---------------------------------------------------------------------------------------------------------------------

Bart Fisher            2005                  N/A        N/A                    N/A             N/A
former                 2004 (3)              N/A        N/A                    N/A             N/A
Chief Executive        2003 (3)              N/A        N/A                    N/A             N/A
Officer and
President
---------------------------------------------------------------------------------------------------------------------

FOOTNOTES
(1) Annual Base Salary. Most of Mr. Ullman's annual base salary has been deferred until the company has sufficient cash flow to pay Mr. Ullman's annual base salary in cash from operations. Mr. Ullman is scheduled to receive approximately 8 million shares of Common Stock in lieu of his 2004 annual salary. On September 6, 2005, Mr. Ullman received 6,250,000 shares of Common Stock in lieu of one half of his 2005 annual salary. On or about December 29, 2005. The Company issued 5,555,555 shares of Company Common Stock to Mr. Ullman in lieu of the second installment of $100,000 of his 2005 annual salary. The Company also issued 1,666,666 shares of Company Common Stock to Mr. Ullman on December 29, 2005, as repayment of a $30,000 loan made by Mr. Ullman to the Company. All shares issued to Mr. Ullman were "restricted securities" under Rule 144 under the Act.
(2) Mr. Ullman received no compensation for services rendered in 2003 to the Company and none was accrued or deferred on his behalf.
(3)      Person was not employed by the company in the year or years specified.
(4) Ms. Maragh received 1,000 restricted shares of Series A Preferred Stock as a bonus. The shares of preferred stock are convertible into common stock at a ratio of one share of preferred stock to 100 shares of Company common stock. These shares were converted to 100,000 shares of Company Common Stock in 2005. The Company issued another 100,000 shares of Company Common Stock to Ms. Maragh in 2005. All shares issued were "restricted securities" under the Act.
(5)      Mr. Fisher was Chief Executive Officer and President in 2002.

                           AGREEMENTS WITH CONSULTANTS

     We enter into short-term contracts with independent contractors from time to time to provide public relations, investor relations or business promotion services. Such agreements are typically three to six moths in duration, pay between $2,500 and $30,000 in cash consideration for services rendered to the company and may provide for issuing restricted shares of company common stock to pay for the consulting services. Often, the Company pays the fees in restricted shares of Common Stock in order to conserve cash flow from operations.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                   MANAGEMENT AND RELATED STOCKHOLDER MATTERS


     The following table sets forth certain information about beneficial ownership of our common stock as of January 18, 2006, by each officer and director, by any person or group who is known by us to own more than 5% of our common stock, and by the officers and directors as a group. The ownership information for officers and directors is based on the Forms 3 and 4 they have filed with the Securities and Exchange Commission pursuant to section 16(a) of the Securities Exchange Act of 1934. Based on the Forms 3 and 4, the beneficial owners have sole voting and dispositive power with respect to their shares except as otherwise noted.

     The number of shares shown as owned by the individual includes shares issuable on exercise of any options and warrants he holds. The percentage for each person has been determined by dividing (x) the shares owned by the individual plus the shares the person has the right to acquire on exercise of options and warrants by (y) the 573,122,027 99/100 shares outstanding as of January 18, 2006, plus for each person with options and warrants, the number of shares the person has the right to acquire on exercise thereof. The shares shown as owned by officers and directors as a group includes shares issuable on exercise of the options and warrants, and the percentage of shares shown as owned by that group has been determined as if all of those options and warrants had been exercised.

                              AMOUNT AND NATURE OF
                           BENEFICIAL OWNERSHIP(1)(2)
                  --------------------------------------------
                                   NUMBER OF            PERCENT         NUMBER OF        PERCENT
NAME OF BENEFICIAL                COMMON SHARES         OF CLASS        PREFERRED        OF
OWNER                                                                   SHARES           CLASS
-----------------------------     -----------           ----------      ---------        ---------
Howard Ullman (3)                 308,996,092           54%                -0-               --

Laurie Holtz (3)                    3,295,000           *                  -0-               --

Lorenzo Lamadrid                    5,000,000           *                  -0-               --

Jeffrey Postal(4)                   1,000,000           *                  -0-               0%

Cora Wong (4)                       1,000,000           *                  -0-               0%

All directors and executive
officers as a group, including
persons named above (4 persons)   312,068,870         56%                 -0-                0%
----------------------------

o        Less than 1 Percent

(1) Except as set forth above and based solely upon reports of beneficial ownership required to be filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we do not believe that any other person beneficially owned, as of October 19, 2005, greater than 5% of the outstanding Common Stock. Mr. Ullman's ownership includes approximately 6,250,000 shares issued to him by the Company on September 6, 2005, in lieu of one-half of his 2005 annual cash salary and 7,222,222 shares issued to him by the Company on or about December 29, 2005, in lieu of one-half of his 2005 annual base salary.
(2) Unless otherwise noted, the indicated owner has sole voting power and sole investment power.
(3) Total includes 1,975,000 shares of common stock that Mr. Ullman can purchase under a warrant, dated November 11, 2001 and 1,000,000 shares that he can purchase under a warrant, dated July 20, 2004. Exercise price is five cents per share and three cents per share respectively. Total also includes 78,500 shares of common stock held jointly by Mr. Ullman and his spouse, and 17,000 shares of common stock owned by his spouse and held in IRA account.
(4) Total includes 1,000,000 shares that can be purchased upon exercise of a warrant, dated July 20, 2004.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            With the exception of Lorenzo Lamadrid and Cora Wong (Ms. Wong resigned as a director in January 2005), the current directors of the company are either related to or are business associates of Howard Ullman, the principal shareholder, Chief Executive Officer, President and Chairman of the Board of the Company and SDI. Laurie Holtz, a director, is the father-in-law of Howard Ullman. Jeffrey Postal is a business associate of Howard Ullman.


                       LOANS OWED TO OFFICER AND DIRECTORS

       In the fourth quarter of 2005, Howard Ullman loaned the Company $30,000 for working capital. That loan was repaid on December 29, 2005, by the Company issuing 1,666,666 restricted shares of Company Common Stock to Mr. Ullman.

       CPF was organized on February 20, 2004 with the Company owning 40% of the issued and outstanding Membership Interests and Howard Ullman, Cora Wong, Bart
S. Fisher, a principal shareholder of the company and a former senior officer and director of the company, and Jeffrey Postal each owning 15% of the remaining 60% of CPF Membership Interests. On September 13, 2004, each of the non-company, individual members of CPF exchanged their CPF Membership Interests for a promissory note in the principal amount of $5,000, which was the amount invested by each individual CPF members for all of their CPF membership interests. Each promissory note provides for 12 equal installment payments of principal and accrued interest (at 6.5% per annum) by CPF, commencing January 2005 and ending December 2005. The promissory notes are not secured by any collateral. The individual, former members of CPF exchanged their CPF membership interests for the promissory notes in order to avoid any potential conflict of interest or allegations of self dealing, especially since each of the former natural persons was either a director and officer, a director or a 10% or greater owner of company common shares. The individuals will receive fees based on services rendered in any transaction or deal that produces revenue or any form of consideration for the company or CPF and will receive said fees from the revenues or consideration received from said transactions or deals.


                               SELLING SHAREHOLDER

     This prospectus covers the resale of up to 2,200,000 shares of Common Stock. The Selling Shareholder may sell the shares from time to time in negotiated of sale at prevailing market prices, or at negotiated prices. See "Plan of Distribution." The Selling Shareholders may offer shares for sale on a continuous basis pursuant to rule 415 under the 1933 Act.

     Information in the table has been provided to us by the selling shareholders. All numbers of shares owned, and percentage ownership, are stated on a pro forma basis to include, for each person as applicable, the number of shares owned and shares issuable under warrants or options.


                         SELLING SHAREHOLDER (CONTINUED)
-------------------------------------------------------------------------------------------------------------------

NAME AND                  NUMBER OF                    NUMBER OF     % OF OWNERSHIP      NUMBER      %  OF SHARES
ADDRESS OF                SHARES                       SHARES        PRIOR TO OFFERING   OF HSARES   OWNED AFTER
SELLING                   BENEFICIALLY                 BEING         OF SHARES           AFTER       OFFERING
SHAREHOLDER               OWNED PRIOR TO OFFERING      OFFERED                           OFFERING

-------------------------------------------------------------------------------------------------------------------

DAVID HARRIS, (1)(2)                500,000             500,000        LESS THAN 1%      -0-     -0-
ATTORNEY
3669 POINCIANA AVE.
SUITE 3A

4OCONUT GROVE,
FLORIDA 33133

WILLIAM LUCCHETTI (1)
150 BROADHOLLOW ROAD
SUITE PH11
MELVILLE, NEW YORK 11747            1,000,000        1,000,000         LESS THAN 1%     -0-         0%

STRAGLOBUS, INC., (1)(3)
A FLORIDA CORP.                     200,000          200,000           LESS THAN 1%     -0-         0%
7787 LEESBURG PIKE, #200
FALLS CHURCH, VIRGINIA 22043

PAUL W. RICHTER  (4)                1,088,718        500,000            LESS THAN 1%    588,718      LESS THAN 1%
ATTORNEY
7759 DESIREE STREET
ALEXANDRIA,
VIRGINIA 22315

TOTAL:                              3,288,718        2,200,000         LESS THAN 1%     588,718   LESS THAN 1%
----------------------------

(1) Assumes sale of all shares offered.
(2) Stock issued for legal services issued for legal services performed in 2005 as defense counsel in a civil lawsuit against the Company over a service contract, totaling $33,000. (3) Stock issued for developing business plan and financial projections for Company in 2005, approximately $13,300.
(4) Stock issued for legal services performed under a contract in 2005, including work on securities offering documents, totaling $33,300. (5) Stock issued for sales and marketing consulting services in 2005 in generator sales, totaling approximately $66,000.

            Resale of the shares owned or to be owned by the selling shareholders is registered under rule 415 of the Securities and Exchange Commission, concerning delayed and continuous offers and sales of securities. In regard to the offer and sale of such shares, we have made certain undertakings in Part II of the registration statement of which this prospectus is part, by which, in general, we have committed to keep this prospectus current during any period in which the Selling Shareholder make offers to sell the covered securities pursuant to Rule 415.

                              PLAN OF DISTRIBUTION

     The Selling Shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or one or more of the following methods when selling shares:

>> ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
>> block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
>> purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
>> an exchange distribution in accordance with the rules of the applicable exchange

>> privately negotiated transactions; >> settlement of short sales entered into after the date of this prospectus (a short sale occurs when shares, not owned by the seller, are sold in hopes of a decline in market price so the seller can purchase in the market at a lower price to be able to deliver the shares sold);
>> broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
>> through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
>>       a combination of any such methods of sale; or
>>       any other method permitted pursuant to applicable law.
>> The selling shareholders may also sell shares under Rule 144 under the 1933 Act, if available, rather than under this prospectus.


            Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to he extent such broker-dealer is unable to do so, acting as agent for a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at prices and on terms then prevailing at the time of sale, at prices than related to the then-current market price, or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers such share commissions as described above.

            In connection with the sale of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholder may also sell shares short and deliver the shares to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions, or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The selling shareholders may also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling shareholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the 1933 Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the 1933 Act. The Selling Shareholder have informed the company that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     The Company has agreed to pay all fees and expenses incurred by the company incident to the registration of the shares.

     In order to comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available.


                        DILUTION OF EXISTING SHAREHOLERS

DILUTION TO NEW INVESTORS

         We have a net tangible book value of ($681,186) or ($0.001189) per share. Pro Forma net tangible book value per share represents our total tangible assets less our total liabilities divided by the number of shares of our common stock outstanding.

         Pro forma net tangible book value dilution per share represents the difference between the amount paid per share by purchasers of common stock in this offering and the pro forma net tangible book value per share of common stock as adjusted to give effect to this offering. If all 2,200,000 shares are issued, there would be a total of 573,122,027 99/100 shares issued and outstanding. If the maximum 2,200,000 shares are issued, the net proceeds to us would be $0, since the shares being sold are all held by third-parties, and are already outstanding. After deducting offering costs of $8,000, net tangible book value would be ($689,186). Dividing our net worth by the number of shares outstanding discloses a per share book value of approximately ($0.001203) per share. Therefore, the shareholders who are issued shares for services pursuant to the offering will suffer an immediate dilution in the book value of their shares of approximately $0.023797, or approximately 95.19% and the present shareholders will receive an immediate book value decrease of approximately $0.000014 per share.

         The  following  table  sets  forth   information  on  dilution  to  new
shareholders presuming 100% of the offering sold (maximum proceeds) and presuming 60% of the offering is sold (minimum proceeds):

                                                                                   100%                60%
                                                                            ---------------------------------------
   Initial public offering price per share                                  $         0.025000  $         0.025000
   Net tangible book value after offering                                           $(689,186)          $(689,186)
   Net tangible book value per share before offering                        $       (0.001189)  $       (0.001189)
   Net tangible book value per share after offering                         $       (0.001203)  $       (0.001203)
   Decrease of net tangible book value after offering                       $         0.000014  $         0.000014
   Dilution per share to new shareholders                                   $         0.023797  $         0.023797
   Decrease to current shareholders                                         $         0.000014  $         0.000014
   Percentage of dilution to new investors                                              95.19%              95.19%

Note: Investors should be aware that their proportionate dilution will decrease as less shares are issued.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     We are authorized to issue 600,000,000 shares of common stock ($.0001 par value). As of October 19, 2005, the Company had 573,122,027 99/100 shares of Stock issued and outstanding. The Company is disputing the issuance of 30 million shares of Stock to principal shareholders of Beijng Huawei Ouya Architectural Decoration and Engineering Co., Ltd. ("BHOA"), a limited company organized and existing under the laws of China located at Lai Guang Ying Village, Lai Guang Ying County, Chao Yang District, PRC. On January 18, 2006, the BHOA shareholders surrendered the 26 million shares to the Company for cancellation. As soon as these shares can be delivered to the Company's stock transfer agent, the 26 million shares will be removed from the calculation of the Company's issued and outstanding shares of Stock and the new total of the issued and outstanding shares of Stock shall be approximately 547,122,027 99/100 shares. The Company is still attempting to recover another 4 million shares of Common Stock issued in the cancelled acquisition of 40% of BHOA's common stock by the Company.

        Holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Cumulative voting is not permitted in elections of directors or otherwise. The presence in person or by proxy of the holders of a majority of the outstanding common stock is required to constitute a quorum at any shareholders meeting. If a quorum is present, proposals are passed if approved by the holders of a majority of the votes present, except for substantive corporate matters (such as a merger, sale of assets or amendment to articles of incorporation, which matters must be approved by the holders of a majority of outstanding shares under Florida law). A minimum of 10 days' prior written notice is required to be given for any shareholders meeting.

     Our board of directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of its present shareholders and which may dilute the book value of the common stock.

     Shareholders have no pre-emptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

     Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. We have not paid dividends and do not intend to pay dividends in the foreseeable future.

PREFERRED STOCK

     We are authorized to issue 100,000,000 shares of serial preferred stock ($.001 par value). The board of directors has authority, without action by the shareholders, to issue preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. Preferred stock may carry rights superior to those of the common stock.

    We have authorized 10,000,000 shares of Series A Redeemable Preferred Stock and issued 1,100 shares of Series A Redeemable Preferred Stock.

     The Series A Redeemable Preferred Stock has the following rights and terms:
(1) Dividends: The holders of the issued and outstanding Series A Redeemable Preferred Stock shall not be entitled to receive dividends; (2) Conversion: The holders of the Series A Redeemable Preferred Stock shall be entitled to convert their shares into shares of common stock at the conversion ratio of 1000 shares of common stock for each share of preferred stock; (3) Redemption. We may redeem the Series A Preferred Stock at our sole discretion; (4) Liquidation: The Series A Redeemable Preferred Stock shall not be entitled to preferential liquidation rights over any other class or series of stock previously or which may subsequently be issued by the Company; (4) Sinking Fund: The Series A Redeemable Preferred Stock shall not be entitled to the establishment of any sinking fund for any purpose; and (5) Voting Rights: The Series A Redeemable Preferred Stock shall have no voting rights.

     Reference is made to our articles of incorporation and by-laws which are available for inspection at our offices or which can be viewed through the EDGAR data base at http://www.sec.gov as exhibits to the registration statement on Form SB-2. Reference is also made to applicable statutes of the state of Florida for laws concerning rights of shareholders.

            The Company authorized an earlier class of serial preferred stock in connection with the November 18, 1998 acquisition of Cyberquest, Inc. in 1999. The stock transfer agent records indicate that no shares of this earlier series of preferred stock is issued and outstanding as of April 29, 2005 because the holders of such shares of preferred stock had converted them into shares of Common Stock at various times in the past. However, certain persons in Texas have advised the Company that they hold approximately 70,000 shares of this prior series of preferred stock. The Company is investigating this claim, but has not reached any conclusion as of the date of this Prospectus on the merits of the claim.

WARRANTS

     As of April 29, 2005, warrants (all presently exercisable) to purchase a total of up to 53,0975,000 shares are outstanding. The warrants expire at various times from November 11, 2011 to August 3, 2014, and are exercisable at various prices from $0.03 to $0.04 per share.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our bylaws provide that we shall indemnify directors provided that the indemnification shall not eliminate or limit the liability of a director for breach of the director's duty or loyalty to the corporation or its stockholders, or for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law.

      Florida law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Securities Act, and will be governed by the final adjudication of such issue.

                                LEGAL PROCEEDINGS

     CELESTE TRUST LITIGATION.

         CELESTE TRUST REG., ESQUIRE TRADE, ET AL. V. CBQ, INC. (Case# 03 Civ. 9650 RMB; US District Court, SDNY, 12/4/2003). A lawsuit filed against company by three plaintiffs on or about December 4, 2003, but which the company did not receive notice of until the week of February 18, 2004 or thereabouts. The Plaintiffs purchased debentures issued by Socrates Technologies Corporation
(STC), a public Delaware corporation in 2000. When the Company purchased the assets of two STC subsidiaries in March 2001, the plaintiffs allege that the Company promised to issue to the Plaintiffs and others the consideration that was to be paid to STC for the acquired assets and to so do in order to compensate the plaintiffs for their investment in the STC debentures, which were apparently in default at that time. The total consideration paid for the STC subsidiaries' assets were 7.65 million shares of company Common Stock and a Promissory Note made by the Company for $700,000 principal amount. The Company has defended against the Plaintiffs' claims to date. If the Plaintiffs win a judgment on their claims, the judgment, if collected, would prove potentially ruinous the Company, unless a settlement involving no cash was arranged between the parties to the lawsuit. The Plaintiff's claims include a claim for receipt of the money due under the Promissory Note with a principal amount of $700,000. The Company lacks the cash flow or cash reserves or funding resources to pay such a claim, either in a lump sum or over time. If the Plaintiffs are awarded the claimed damages against the Company in this lawsuit, the Company would be unable to pay such damages, either in a lump-sum or under a schedule, and would be insolvent.

            The Plaintiff's complaint in Celeste was dismissed by the U.S. District Court for the Southern District of New York in early 2005 for failure to have all essential parties to the dispute as parties to the lawsuit. The Plaintiffs filed an amended complaint prior to the March 1, 2005 deadline for doing so. The Company currently intends to vigorously defend against the

Plaintiff's amended complaint, which adds two former, now defunct, subsidiaries involved in the STC transaction as defendants. The assets of Networkland, Inc. and Technet Computer Services Corporation were acquired by the Company on March 15, 2001 and that transaction is at the heart of the dispute in the CELESTE case. Currently, the Company's second motion to dismiss is scheduled to be heard by the Court on or about September 15, 2005. The Court has also heard Plaintiff's motion for default judgment against the subsidiaries involved in the STC transaction. The Court's decision may take several months to be issued. The Company is uncertain at this time of the final outcome of this litigation.

            SUN TRUST BANK DISPUTE. Sun Trust Bank line of credit and term note:
Prior to being acquired by the company, Quantum Technology Group had a $4 million line of credit with Crestar Bank, which was subsequently acquired by Sun Trust. This line of credit was guaranteed by Quantum and five individual guarantors, including Ray Kostkowski, Anne Sigman, Skip Lewis, and Anthony Saunders. This line of credit was opened during April, 2000. On August 8, 2000, the Company acquired all of the shares of Quantum. Sun Trust asserted that $1.3 million of the line of credit had been used, and was owing to Sun Trust, as well as line of credit, a $200,000 term loan from Sun Trust to Quantum, approximately $200,000 in accrued interest and $100,000 in attorney fees -- all of which Suntrust had sought to collect from the individual guarantors. Suntrust had not sued the company but has threatened to sue. RAS Investment, Inc., a company affiliated with Anne Sigman, has advised the company that RAS has acquired the Sun Trust note and has demanded payment in cash or stock. The Company is considering or investigating all of the claims in the RAS communication to the company. As of the date of this report, the company's position remains as before, that is, that the company is not obligated to pay the Sun Trust debts and any claims made to collect that debt could be defeated by several potential defenses and counterclaims.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

            None of the experts named herein was hired on a contingent basis nor were any such experts a promoter, underwriter, voting trustee, director, officer or employee of the Company. Paul W. Richter, one of the Company's outside legal counsels, beneficially owns 394,480 shares of Stock. All such shares were issued for legal services rendered in 2001 and 2002 or in 2004 and 2005 in lieu of cash payment for such legal services.

                                  LEGAL MATTERS

     The legality of the issuance of the shares offered hereby will be passed upon for us by Paul w. Richter, Attorney, 7759 Desiree Street, Alexandria, Virginia 22315. Mr. Richter owns 588,718 shares of Common Stock (all issued for services rendered to the Company and in lieu of cash payment) and has a ten-year option to purchase 25,000 shares of Common Stock at an exercise price of five cents per share. Mr. Richter is also one of the selling shareholders under this Form S-8.

                                     EXPERTS

     Our financial statements as of December 31, 2004, and for the two years then ended, have been audited by Robison Hill & Company, Salt Lake City, independent certified public accountants, as stated in their report on those financial statements, which financial statements and the report thereon have been included in this prospectus in reliance upon the authority of such firm as experts in accounting and auditing. Robison Hill & Company will also audit the 2005 financial statements of the Company.

                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by the Registrant are incorporated by reference in this registration statement: (i) the Company's Annual Report on Form 10-KSB, for the fiscal year ended December 31, 2004; (ii) the Company's Quarterly Report on Form 10-QSB, as amended, for the period ended March 31, 2005, June 30, 2005 and September 30, 2005, and (iii) the Company's periodic reports on Form 8-K, dated September 28, 2005; September 27, 2005; dated September 26, 2005; dated August 3, 2005; July 20, 2005; July 13, 2005; May 19,
2005; May 18, 2005;  April 29, 2005;  January 14, 2005,  January 10, 2005;  (iv)
Company's Form 8-K Reports filed with the Commission on May 19, 2005, May 18, 2005, April 29, 2005, February 24, 2005, February 22, 2005, January 14, 2005 and
January 10, 2005; and (iv) Information Statement filed with the Commission on April 29, 2005; (v) Schedule 13D filed by Howard Ullman regarding change in stock ownership in Company and filed with the Commission on February 11, 2005, and Amendment Number One, dated September 16, 2005. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Under Florida law and our By-Laws, we can indemnify any director, officer, employee, or agent who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We can indemnify any director, officer, employee, or agent to any proceeding by or in the right of the corporation to procure a judgment in its favor if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be allowed if the person is adjudged liable by the court, unless the court finds that indemnification is available. Further, indemnification is also dependent upon a finding that the person satisfied the applicable standard of conduct, which determination must be made a majority vote of the board, a majority vote of the shareholders, or by independent legal counsel.

            The bylaws provide that directors and officers shall be indemnified by the corporation against expenses incurred in connection with the defense of any action, suit or proceeding in which they are made parties by reason of being or having been directors or officers of the corporation, except in relation to matters as to which they are adjudged in such matter to be liable for negligence or misconduct in the performance of duty. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled by agreement, vote of stockholders, or otherwise. In addition, the Florida Corporation Act permits indemnification of directors and officers against such expenses.

ITEM 8. EXHIBITS

The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits and incorporated herein by this reference.

TEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any  prospectus  required by Section  10(a)(3) of the  Securities
Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul W. Richter with full power to act without the other, such person's true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Davie, Florida, on this 18th day of January 2006.

                                 CHINA DIRECT TRADING CORPORATION
                                 (Name of Registrant)

Date:     January 18, 2006
                                 By: /s/ Howard Ullman
                                 -----------------------------------
                                 Name:  Howard Ullman

                                 Its: CEO, President and Chairman of the Board

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

             SIGNATURE                     TITLE                      DATE
------------------------------    ------------------------- --------------------

* Howard Ullman                   Chairman of the Board      January 18, 2006
                                  of Directors,
Howard Ullman                     (Principal Executive
                                  Officer)


/s/ Howard Ullman                 Chief Financial Officer   January 18, 2006
------------------------------
 Howard Ullman                    (Principal Financial
                                  and Principal
                                  Accounting Officer)

* Jeffrey Postal                  Director                  January 18, 2006
------------------------------
 Jeffrey Postal


* Laurie Holtz                    Director                  January 18, 2006
------------------------------
 Laurie Holtz

* Lorenzo Lamadrid                Director                  January 18, 2006
------------------------------
 Lorenzo Lamadrid


* Susan Xu                        Director                  January 18, 2006
------------------------------
   Susan Xu


* By: Paul W. Richter
---------------------------
Paul W. Richter                                             January 18, 2006
Attorney-in-fact for each
of the persons indicated

                                INDEX TO EXHIBITS

Number            Description
-------- ------------------------------

  5         Legal Opinion re: legality of securities being issued
4.1      2005 Consultants and Legal Services Plan
23.1     Consent of Independent Registered Public Accounting Firm
--------------------------------------------------------------------------------